Exhibit 10.41

Amendment to

the PepsiCo, Inc. 1994 Long-Term Incentive Plan,

the PepsiCo, Inc. 1995 Stock Option Incentive Plan,

the PepsiCo SharePower Stock Option Plan and

the PepsiCo, Inc. 1987 Incentive Plan

(effective February 2, 2007)

The following text shall replace in its entirety the current text (as previously amended effective December 31, 2005) of Section 8(a) of the PepsiCo, Inc. 1994 Long-Term Incentive Plan, Section 11 of the PepsiCo, Inc. 1995 Stock Option Incentive Plan, Section 6(h) of the PepsiCo SharePower Stock Option Plan and the first paragraph of Section 8 of the PepsiCo, Inc. 1987 Incentive Plan:

Effective on the date of such Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to (A) the gain on such Option or (B) only if greater than the gain and only with respect to NQSOs the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price.